Exhibit 10.16

                            THE WESTERN SYSTEMS CORP.

                              INVESTMENT AGREEMENT
                              --------------------


     INVESTMENT AGREEMENT dated as of April 30, 1997 by and among THE WESTERN SYSTEMS CORP. (the "Company"), FRONTIER INSURANCE GROUP, INC. (a "Subscriber", "Corporate Subscriber" or "Frontier"), MARTIN L. SOLOMON, at P.O. Box 70, Coconut Grove, Florida 33233 (a "Subscriber" or "Individual Subscriber"), and WILMER J. THOMAS, JR., at 272 Undermountain Road, Salisbury, Connecticut 06068 (a "Subscriber" or "Individual Subscriber").


                                  INTRODUCTION

     A. There is being executed concurrently herewith a certain asset purchase agreement (the "Asset Purchase Agreement") by and among the Company, American Country Insurance Company ("ACIC") and its subsidiary American Country Financial Services, Inc. ("ACFS") et al, which provides for, or contemplates, inter alia:

          1. The sale of the assets of ACIC and ACFS, subject to all but certain excluded liabilities (the "Excluded Liabilities"), for a purchase price of $40,250,000, to two subsidiaries of the Company, Subsidiary One and Subsidiary Two.

          2. The funding by the Company of the $40,250,000 purchase price with funds obtained from the following sources:

          a. Approximately $9,000,000 of funds on hand and approximately $6,000,000 to be borrowed from a financial institution; and

          b. Approximately $27,000,000 in aggregate subscriptions from the Subscribers for approximately 75% of the equity of the Company.


     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Subscribers and the Company hereby agree as follows:


     Section 1. Subscription. Subject to the terms and conditions set forth herein, each Subscriber hereby subscribes for and agrees to purchase from the Company at the Closing,



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for an amount (the "Subscription Amount") equal to the net cash and cash equivalents of the Company on the Closing Date minus any and all liabilities of the type that are recorded on a balance sheet prepared in accordance with generally accepted accounting principles, including any tax liabilities incurred prior to the Closing Date (a) 7,903,421 shares of the Company's common stock, $.60 par value ("Common Stock"), which, when issued, will constitute twenty-five percent (25%) of the issued and outstanding shares of Common Stock (after the issuance of all of the Subscriber Shares) and (b) 77,337 additional shares of Common Stock. If, prior to the Closing Date, shares of Common Stock are issued upon exercise of any of the options described in Section 6.4, there shall be issued to each of the Subscribers additional shares of Common Stock so that such shares, together with the 7,903,421 shares referred to above, constitute twenty-five percent (25%) of the issued and outstanding shares of Common Stock of the Company, and there shall be issued, in lieu of the 77,337 shares referred to in (b) such fewer number of shares as shall give effect to the issuance of shares upon exercise of the options (such number to be calculated using the same principles as were employed to fix the number 77,337). The Common Stock to be so issued to the Subscribers is hereafter referred to as the Subscriber Shares.


     Section 2. Payment of Subscription Amount and Issuance of Subscriber Shares. The closing ("Closing") of the purchase of Subscriber Shares shall take place concurrently with the closing of the transactions contemplated by the Asset Purchase Agreement. At the Closing, each Subscriber shall make payment of the Subscription Amount by wire transfer and the Company shall issue the Subscriber Shares to each Subscriber. The date of such issuance is the Closing Date.


     Section 3. Securities Law Matters; Restrictions on Transferability of Shares Relating Thereto. (a) Each Subscriber understands and agrees that the sale and/or transfer of the Subscriber Shares is restricted and that:

          (i) The Subscriber Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the laws of any other jurisdiction, and cannot be sold or transferred by the Subscriber unless they are subsequently registered or an exemption from registration is available (including compliance with Rule 144 under the Act), together with compliance with applicable state securities laws.

          (ii) The certificate(s) representing the Subscriber Shares will bear a restrictive legend in substantially the following form:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment, and may not be sold or transferred in the absence of an effective Registration Statement for the shares under

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          the Securities Act of 1933 and such Blue Sky Laws as might be applicable, unless an opinion of counsel satisfactory to the Company first be obtained that such is not then necessary."


     Section 4. Certain Representations. Each Subscriber hereby severally represents and warrants to the Company as follows:

          (a) Investment Intent. The Subscriber Shares are being acquired for the Subscriber's own account for the Subscriber's own investment and not on behalf of other persons and not with a view to, or for the sale in connection with, the distribution thereof.

          (b) Full Disclosure and Access to Information. The Subscriber has been adequately informed as to the Company's current status as a non-operating company, its proposed acquisition of ACIC and ACFS and the risks attendant thereto, has had the opportunity to ask questions of and receive answers from officers of the Company concerning the Company and of the officers of ACIC and ACFS concerning ACIC and ACFS, and has been given full access to all documentation, data and other information requested. Further, the Subscriber acknowledges that the Company has delivered to the Subscriber, and the Subscriber has received from the Company a Form 10-K of the Company for the period ended December 31, 1996, and a copy of the Asset Purchase Agreement.

          (c) Accredited Investor. The Subscriber represents and warrants that such Subscriber is an "accredited investor" under one or more of the categories specified in Rule 501 under the Act promulgated by the Commission as a part of Regulation D.


     Section 5. Limited Registration Rights. Any time after the Closing, and from time to time, Subscriber shall have the right, on a pro rata basis, and in each instance subject to the underwriter's "step-back" requirements, if any, to "piggyback" their respective Subscriber Shares whenever the Company proposes to register any of its Common Stock under the Act other than (a) a registration primarily for sales of securities to employees of the Company or resales thereof, (b) a registration primarily for sales of securities issued upon exercise of options or warrants outstanding or (c) a registration in connection with a merger or other business combination. Each Subscriber agrees not to effect any public sale or distribution of the Subscriber Shares so registered except as part of the shares being sold through the underwriter, for such period of time following the effectiveness of the registration as the underwriter shall require.

     The Company shall pay all expenses incurred in connection with the registration of shares of Common Stock included in such registration. In connection with such registration the Company will indemnify the registering Subscribers substantially to the same extent as is customary for indemnification and contribution in favor of selling shareholders of similar offerings and the registering Subscribers will indemnify the Company (and the underwriters, if

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applicable) with respect to information furnished by them in writing to the
Company for inclusion therein substantially to the same extent as the underwriters indemnify the Company.


     Section 6. Representations and Warranties of the Company.

     The Company hereby represents and warrants to each Subscriber as follows:

          6.1 Organization and Good Standing; Articles and Bylaws. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own its properties and assets, and to carry on its business as presently conducted (the Company presently conducts no business).

          6.2 Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Agreement and at the Closing Date will have all requisite power, to sell and issue the Subscriber Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

          6.3 Subsidiaries. At or prior to the Closing, the Company will have two subsidiaries, Subsidiary One and Subsidiary Two, organized to acquire the assets of ACIC and ACFS, respectively, and the Company does not otherwise own or control, directly or indirectly, any other corporation, association or business entity.

          6.4 Capitalization.


The total number of shares of stock which the Company has authority to issue is twenty-seven million (27,000,000) shares consisting of twenty-five million (25,000,000) shares of Common Stock and two million (2,000,000) shares of Preferred Stock, $.10 par value per share ("Preferred Stock"), of which there are shares of Common Stock and no shares of Preferred Stock outstanding. There are also outstanding warrants to purchase 2,052,987 shares of Common Stock at $4.00 per share (prior to the dilution to be caused by the issuance of the Subscriber Shares) and options to purchase 474,000 shares of Common Stock at exercise prices ranging from $.60 per share to $3.75 per share.

     Pending the Closing, the Company will issue no shares of preferred stock or Common Stock, except upon the exercise of any of the options or warrants described in this Agreement, or any additional options or warrants to acquire Common Stock.

          6.5 Authorization. The Board of Directors of the Company has authorized the execution and delivery of this Agreement. Subject to approval of its shareholders, at the Closing, the Company will be authorized to issue and deliver the Subscriber Shares and to perform the Company's obligations hereunder. Such shareholder approval will be sought prior to the Closing. This Agreement, when executed and delivered by the Company, shall

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constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules of law governing specific performance, injunctive relief or other equitable remedies, and limitations of public policy. The Subscriber Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable; provided, however, that the Subscriber Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. Except as contemplated herein, the Subscriber Shares, are not subject to any preemptive rights or rights of first refusal.

          6.6 Litigation. There are no actions, suits, proceedings or investigations pending or threatened against the Company or its properties before any court or governmental agency, which, either in any case or in the aggregate, might result in any material adverse change in the business, prospects, financial condition or equity ownership of the Company or any of its properties or assets, or in any material liability on the part of the Company, and none of which affects the validity of this Agreement or any action taken or to be taken in connection herewith. The Company is not a party or subject to any writ, order, decree or judgment and has no plans to initiate any legal action.

          6.7 Financial Statements. The Financial Statements of the Company contained in its Form 10-K for the period ended December 31, 1996 present fairly the financial condition of the Company at that date and the results of operations and cash flows for the three years then ended.

          6.8 Cash Availability. At the Closing, the Company, after receiving the Subscription Amounts, will have cash or cash equivalents of approximately $35,200,000 and approximately $6,000,000 representing the proceeds of the borrowings by the Company contemplated hereby. Such amounts, aggregating approximately $41,000,000, will be net of all liabilities of the Company as at the Closing including liability for taxes.


     Section 7. Investment Opportunities. The parties hereto (other than Frontier) acknowledge (i) Frontier is an insurance holding company which, through its subsidiaries, conducts business as a specialty property and casualty insurer and reinsurer (ii) Frontier has made acquisitions and is actively seeking acquisitions in the insurance industry and (iii) Frontier is presented with acquisitions proposals on an ongoing basis. The parties, accordingly, agree that Frontier may pursue any acquisition freely, free of any obligation to any of the other parties hereto and that neither Frontier nor any designee of Frontier on the Company's Board of Directors shall have any duty, commitment or obligation to present any acquisition or acquisition proposal to the Company, its Board of Directors or any other party hereto or to give any notice thereof to any such entity or person.

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     Section 8. Death of Subscriber Prior to Issuance of Subscriber Shares.

          If either Individual Subscriber shall die prior to the Closing Date and his rights and obligations hereunder have not previously been assigned to an affiliate (as hereinafter defined), (a) the deceased Subscriber's estate shall be released from any and all obligations hereunder and (b) the surviving Individual Subscriber shall have a three (3) day option to be substituted, with respect to all or a portion of the deceased rights and obligations, as a party to this Agreement in place of the deceased Individual Subscriber with all (or a portion, as the case may be) of the rights and obligations of the deceased Individual Subscriber hereunder. If such option is not exercised during such period, Frontier shall be so substituted for the deceased Individual Subscriber. If the surviving Individual Subscriber shall die, Frontier shall likewise be so substituted for such deceased Individual Subscriber as a party to this Agreement.

     Section 9. Conditions to Closing of Subscribers.

          The Subscribers' obligations to purchase the Subscriber Shares at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

          9.1 Representations and Warranties Accurate. The representations and warranties made by the Company in Section 5 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said dates.

          9.2 The Closing of the Asset Purchase Agreement. All transfers and acts contemplated by the Asset Purchase Agreement shall be taking place concurrently with the Closing.

          9.3 Shareholder Approval. Approval by the shareholders of the Company shall have been obtained for the amendments to the Company's Certificate of
Incorporation: (i) increasing its authorized capital stock in amounts sufficient to permit the issuance of the Subscriber Shares and (ii) eliminating provisions presently contained therein providing for a classified board of directors.

          9.4 Election of Directors. The following persons (if living as of the Closing Date) shall have been elected directors of the Company:

                              Wilmer J. Thomas, Jr.
                              Martin L. Solomon
                              William J. Barrett
                              Herbert M. Gardner
                              Peter H. Foley
                              Edward W. Elder

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     Section 10. Conditions to Closing by the Company.

          The Company's obligation to sell and issue the Subscriber Shares at the Closing, is subject to the fulfillment of the following conditions:

          10.1 Representations. All representations made by the Subscribers in this Agreement shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said dates.

          10.2 The Closing of the Asset Purchase Agreement. All transfers and acts contemplated by the Asset Purchase Agreement shall be taking place concurrently with the Closing.

     Section 11. Termination.

          This Agreement may be terminated at any time prior to the Closing:

          (a) By mutual written consent of all the parties hereto; and

          (b) By any party hereto if the Closing shall not have occurred on or prior to August 31, 1997, unless the failure of such an occurrence shall be due to the failure of the party seeking to terminate to perform or observe the covenants, agreements and provisions hereof to be performed or observed by such party prior to the Closing.

     Section 12. Miscellaneous.

               (a) This Agreement shall be governed in all respects by the laws of the State of New York without giving effect to its conflicts of laws principles.

               (b) Each Subscriber irrevocably consents that any legal action or proceeding against him or it arising out of this Agreement may be brought in any Federal or State court located in the State of New York. Each Subscriber, by the execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such court.

               (c) This Agreement may not be assigned or otherwise transferred by any Subscriber without the written consent of the Company and the other Subscribers, except each Subscriber shall be entitled to assign all or a portion of his rights under this Agreement to one or more affiliates as defined in the next sentence. An Affiliate is a member of a Subscriber's family, a trust for the benefit of one or more members of a Subscriber's family, or a business entity controlled by or under common control with a Subscriber and/or a family limited partnership of which a Subscriber is a general partner.

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               (d) All notices, requests, consents, demands and other
communications shall be in writing and shall be deemed to be duly given when sent by electronic facsimile transmission with a confirmation of delivery, by postage prepaid, registered or certified mail to the Company and to any Subscriber at the address listed in the heading of this Agreement or such other address as may from time to time be furnished in writing to the Company.


               (e) The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Subscriber and the closing of the transactions contemplated hereby.


               (f) Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, heirs, executors and administrators of the parties hereto.


               (g) This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Agreement may not be amended, waived, discharged or terminated other than by a written instrument signed by all of the parties hereto.


               (h) This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.


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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be executed on its behalf as of the date first above written.



                                            THE WESTERN SYSTEMS CORP.


                                            By: /s/ William J. Barrett
                                                ------------------------------
                                                Name:  William J. Barrett
                                                Title: Chairman of the Board



                                            FRONTIER INSURANCE GROUP, INC.


                                            By: /s/ Peter H. Foley
                                                ------------------------------
                                                Name:  Peter H. Foley
                                                Title: Executive Vice President


                                                /s/ Martin L. Solomon
                                                ------------------------------
                                                    MARTIN L. SOLOMON


                                                /s/ Wilmer J. Thomas, Jr.
                                                ------------------------------
                                                    WILMER J. THOMAS, JR.


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